Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Vicon Industries, Inc.
Edgewood, New York
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated December 30, 2013 relating to the consolidated financial statements of Vicon Industries, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2013.

/s/ BDO USA, LLP

Melville, New York
September 15, 2014